Exhibit 99.1

Streamex Corp. (NASDAQ: STEX) Announces Gold Bullion Purchases & Closing of Initial USD $25,000,000 Tranche of the Previously Announced Financing; All Net Proceeds Deployed into Physical Gold Bullion

USD $25,000,000 tranche from the previously announced July 2025 financing initiates Streamex’s physical gold bullion purchases as per the Company’s stated business plan and accelerates its tokenization strategy with upcoming GLDY pre-sale launch.

Los Angeles, CA – November 5, 2025 (GLOBE NEWSWIRE) – Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a leader in institutional-grade tokenization of real-world assets and commodity-backed stablecoins, including GLDY, today announced the closing of the first tranche of convertible debenture financing with the principal amount of USD $25,000,000 in financing as previously announced in July 2025 with a leading institutional investor.

Key Transaction Highlights:

●	All net proceeds from the financing will be allocated toward Streamex’s initial purchases of Physical Allocated Gold Bullion, reinforcing Streamex’s gold denominated balance sheet and Gold Per Share.
●	Cantor, Clear Street, and Needham & Company, LLC acted as placement agents; and CIBC World Markets acted as Strategic Advisor to the STEX Board of Directors & Management.
●	The investor released the initial USD $25 million of the USD $50 million financing of secured convertible debentures; the investor will deploy the remaining USD $25 million secured convertible debenture in an additional tranche following the effectiveness of the Company’s Registration Statement on Form S-3 for the resale of the Company’s common stock issuable upon the conversion of the secured convertible debentures and the Company meeting certain other closing conditions under the Secured Convertible Debenture Purchase Agreement, as amended, under the same terms and conditions.

All net proceeds of the financing will be fully allocated into vaulted, physical gold bullion, reinforcing Streamex’s strategy of maintaining a gold-backed balance sheet while advancing its tokenization initiatives. This approach provides stability against currency devaluation and creates a foundation for scalable, blockchain-enabled investment products. The Company believes that the strategy is further supported by a constructive macro-outlook for gold: major financial institutions continue to raise long-term price targets in light of persistent dollar weakness and growing demand for hard assets. For example, in September, Jefferies set a price target for gold of $6,600 per ounce, underscoring the view that gold will play an increasingly central role in global capital markets. Streamex’s alignment with this trend positions the Company to benefit from both institutional and retail demand for gold-backed financial instruments.

“This financing illustrates Streamex’s ability to raise in fiat currency and acquire physical gold bullion allowing us to focus on our gold denominated balance sheet as well as advance our technology and tokenization growth objectives,” said Henry McPhie, Chief Executive Officer of Streamex Corp. “The structure of this transaction further underscores our commitment to integrate gold-backed assets into our corporate and product roadmap while positioning the Company for long-term success.”

Cantor, and Clear Street acted as co-lead placement agents, with Needham & Company, LLC acting as co-placement agent (collectively, the “Placement Agents”). Sichenzia Ross Ference Carmel LLP is serving as legal counsel to the Company. Reed Smith LLP is serving as legal counsel to the Placement Agents.

Please refer to the Company’s previously issued press release dated July 7, 2025, and current reports on Form 8-K filed with the SEC on July 9, 2025, August 13, 2025, October 29, 2025, as well as any subsequent Form 8-K(s) to be filed for more information on the financing.

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a vertically integrated technology and infrastructure company focused on the tokenization and digitalization of real-world assets. Streamex provides institutional-grade solutions that bring traditional commodities and assets on-chain through secure, regulated, and yield-bearing financial instruments. The company is committed to delivering transparent, scalable, and compliant digital asset solutions that bridge the gap between traditional finance and blockchain-enabled markets.

For more information, visit www.streamex.com or follow the company on X (Twitter).

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential,” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements, depending on factors including whether we will meet the closing conditions in order to obtain the second tranche USD $25 million in financing, whether we will realize the benefits of the agreement(s) described in this press release in a timely manner or at all, whether such definitive agreements will receive required regulatory approvals, and whether we will realize the anticipated benefits of the current transaction in a timely manner or at all. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in forward-looking statements, see our filings with the Securities and Exchange Commission, including the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on April 15, 2025. We assume no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

Streamex Press & Investor Relations:

Adele Carey

Alliance Advisors Investor Relations

acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

contact@streamex.com

www.streamex.com

https://x.com/streamex